Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Pricing Supplement No.

Preliminary Pricing Supplement - Subject to Completion

(To Prospectus dated April 20, 2009,

Series L Prospectus Supplement dated April 21, 2009,

and Product Supplement RANGE-1 dated August 27, 2010)

August 8, 2011

$

Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index, due August [24], 2026

•

The notes are senior unsecured debt securities issued by Bank of America Corporation. Subject to our credit risk, we will pay the principal amount of the notes, together with any accrued and unpaid interest, on the maturity date or date of early redemption, as applicable.

•	The notes will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof.

•

The notes are designed for investors who wish to receive quarterly interest income, where, as described below, the amount of the interest depends on the levels of both 6-month U.S. Dollar LIBOR (the “Reference Rate”) and the S&P 500® Index (the “Reference Index”).

•	Interest will be payable quarterly on February [24], May [24], August [24], and November [24] of each year, beginning November [24], 2011, at the following rates:

Year 1: 8.00% per annum

Years 2-15: 8.00% per annum multiplied by N/D

“N” will be the total number of Market Measure Business Days in the applicable quarterly interest period on which both (i) the Reference Rate is within the Reference Rate Range and (ii) the level of the Reference Index is greater than or equal to the Reference Index Strike Level, as described below.

“D” will be the total number of Market Measure Business Day in the applicable quarterly interest period.

•	The Reference Rate will be within the Reference Rate Range if it is between 0.00% and 6.50%, inclusive. The Reference Index Strike Level is 950.00.

•	At maturity, if the notes have not been previously redeemed, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.

•

We may redeem all of the notes on any quarterly interest payment date occurring on or after August [24], 2012 (an “Early Redemption Date”). If redeemed early, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest to but excluding the Early Redemption Date.

•	The notes will not be listed on any securities exchange.

•	The CUSIP number for the notes is 06048WHG8.

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The notes will be offered at varying public offering prices related to prevailing market prices. Each public offering price will include accrued interest from August [24], 2011, if settlement occurs after that date.

•	The purchase price of the notes to the selling agent will be [96.00]% of the principal amount of the notes.

•	The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-5 and beginning on page S-8 of product supplement RANGE-1.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on or about August [24], 2011 against payment in immediately available funds.

BofA Merrill Lynch

Selling Agent

SUMMARY

The Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index, due August [24], 2026 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and all payments due on the notes, including repayment of the principal amount, will be subject to our credit risk. Unless earlier redeemed, the notes will mature on August [24], 2026.

The notes will accrue at the interest rate of 8.00% per annum from and including August [24], 2011 to but excluding August [24], 2012. During each subsequent quarterly interest period beginning on August [24], 2012, the notes will provide quarterly interest payments at a rate based upon the total number of Market Measure Business Days in the applicable quarterly interest period on which both (i) the level of 6-Month U.S. Dollar LIBOR is greater than or equal to 0.00% and less than or equal to 6.50% and (ii) the closing level of the S&P 500® Index is greater than or equal to 950.00, as described below. We have the right to redeem all, but not less than all, of the notes beginning on August [24], 2012 and on any subsequent interest payment date. If the notes have not been previously redeemed, we will pay to you at maturity the principal amount of your notes plus any accrued and unpaid interest, subject to our credit risk. The notes are not traditional debt securities and, during any interest period after the first year of their term, it is possible that the notes will not pay interest or will pay interest at a very low rate.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement, the prospectus supplement, and the prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “BAC,” “we,” “us,” “our,” or similar references are to Bank of America Corporation (“BAC”).

Issuer:	Bank of America Corporation (“BAC”)

Term:	15 years

Optional Early Redemption:	We have the right to redeem all (but not less than all) of the notes on August [24], 2012, or on any subsequent interest payment date (any such date, the “Early Redemption Date”). The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest. In order to redeem the notes, we will give notice to the trustee at least five business days but not more than 60 calendar days before the specified Early Redemption Date.

Reference Rate:	6-Month U.S. Dollar LIBOR, which will be determined based on Reuters page LIBOR01, or any page substituted for that page, and as further described in the prospectus on page 19, under the caption “Description of Debt Securities—Floating Rate Notes—LIBOR Notes.”

Reference Rate Range:	Greater than or equal to 0.00% and less than or equal to 6.50%

Reference Index:	S&P 500® Index (Bloomberg symbol: “SPX”). See the section entitled “S&P 500® Index” on page PS-7 of this pricing supplement.

Reference Index Strike Level:	950.00

Payment at Maturity:	If the notes have not been previously redeemed, we will pay to you at maturity the principal amount of the notes, plus any accrued and unpaid interest, subject to our credit risk.

Interest Rate:

For each quarterly interest period, interest will accrue at a rate per annum equal to:

Year 1: 8.00%

Years 2-15: 8.00% multiplied by N/D

“N” will be the total number of Market Measure Business Days in the applicable quarterly interest period on which both (i) the Reference Rate is within the Reference Rate Range and (ii) the closing level of the Reference Index is greater than or equal to the Reference Index Strike Level.

“D” will be the total number of Market Measure Business Days in the applicable quarterly interest period.

After the first year of the term of the notes, interest will not accrue on any Market Measure Business Day on which either the Reference Rate is outside the Reference Rate Range or the closing level of the Reference Index is less than the Reference Index Strike Level. You may not earn any interest on the notes after the first year of their term.

In no event will the annualized interest rate applicable to any quarterly interest period be greater than 8.00% or less than 0.00%.

The levels of the Reference Rate and of the Reference Index for the last four Market Measure Business Days of a quarterly interest period will be the same as the levels of the Reference Rate and of the Reference Index on the Market Measure Business Day immediately preceding those four days.

Interest Periods:	Each interest period (other than the first interest period) will commence on, and will include, the Market Measure Business Day immediately following the previous interest payment date, and will extend to, and will include, the next succeeding interest payment date or the maturity date (or the Early Redemption Date), as applicable. The first interest period will commence on, and will include, the settlement date of the notes, and will extend to, but will exclude, the first interest payment date.

Interest Payment Dates:	Each interest payment date will occur on the [24th] of February, May, August, and November, beginning on November [24], 2011, subject to postponement as described in the section entitled “Description of the Notes—Interest” beginning on page S-19 of product supplement RANGE-1.

Day Count Fraction:	30/360

Market Measure Business Day:	Any day that is both (i) a London Banking Day (as defined on page 25 of the accompanying prospectus) and (ii) a day on which (1) the New York Stock Exchange and The NASDAQ Stock Market, or their successors, are open for trading and (2) the S&P 500® Index or any successor thereto is calculated and published.

Calculation Agent:	Merrill Lynch International (“MLI”)

HYPOTHETICAL INTEREST RATE CALCULATIONS

Set forth below are five examples of the calculation of the interest rate (rounded to two decimal places) payable on an interest payment date during a quarterly interest period for the notes after the first year of their term. The examples are based on a hypothetical interest period that has 65 Market Measure Business days. These examples are for purposes of illustration only. The actual interest rate for any quarterly interest period will depend on the actual number of Market Measure Business Days in that interest period and the levels of the Reference Rate and the Reference Index on each Market Measure Business Day during that period.

Example 1: There were no Market Measure Business Days during the interest period on which both the Reference Rate was within the Reference Rate Range and the closing level of the Reference Index was greater than or equal to the Reference Index Strike Level:

Hypothetical N:	0
Hypothetical D:	65
Hypothetical annual rate:	8.00% × 0/65 = 0.00%

Hypothetical interest rate payable for that quarterly interest period: 0.00% × 90/360 = 0.00%

Example 2: There were 18 Market Measure Business Days during the interest period on which both the Reference Rate was within the Reference Rate Range and the closing level of the Reference Index was greater than or equal to the Reference Index Strike Level:

Hypothetical N:	18
Hypothetical D:	65
Hypothetical annual rate:	8.00% × 18/65 = 2.22%

Hypothetical interest rate payable for that quarterly interest period: 2.22% × 90/360 = 0.55%

Example 3: There were 36 Market Measure Business Days during the interest period on which both the Reference Rate was within the Reference Rate Range and the closing level of the Reference Index was greater than or equal to the Reference Index Strike Level:

Hypothetical N:	36
Hypothetical D:	65
Hypothetical annual rate:	8.00% × 36/65 = 4.43%

Hypothetical interest rate payable for that quarterly interest period: 4.43% × 90/360 = 1.11%

Example 4: There were 54 Market Measure Business Days during the interest period on which both the Reference Rate was within the Reference Rate Range and the closing level of the Reference Index was greater than or equal to the Reference Index Strike Level:

Hypothetical N:	54
Hypothetical D:	65
Hypothetical annual rate:	8.00% × 54/65 = 6.65%

Hypothetical interest rate payable for that quarterly interest period: 6.65% × 90/360 = 1.66%

Example 5: Both the Reference Rate was within the Reference Rate Range and the closing level of the Reference Index was greater than or equal to the Reference Index Strike Level on each Market Measure Business Day during the interest period:

Hypothetical N:	65
Hypothetical D:	65
Hypothetical annual rate:	8.00% × 65/65 = 8.00%

Hypothetical interest rate payable for that quarterly interest period: 8.00% × 90/360 = 2.00%

RISK FACTORS

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of the accompanying product supplement RANGE-1 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

•	The notes are subject to our early redemption.

•	After the first year of their term, it is possible that you may receive no interest, or only a limited amount of interest, for one, more than one or all interest periods.

•	In no event will the annualized interest rate applicable to any quarterly interest period be greater than 8.00%.

•	Your yield may be less than the yield on a conventional debt security of comparable maturity.

•

If on the fifth Market Measure Business Day prior to a quarterly interest payment date, either the Reference Rate is outside the Reference Rate Range or the closing level of the Reference Index is less than the Reference Index Strike Level, no interest will accrue on the notes for that day and the last four Market Measure Business Days of that interest period. This is the case even if the Reference Rate is within the Reference Rate Range and the closing level of the Reference Index is greater than or equal to the Reference Index Strike Level on one or more of those last four Market Measure Business Days.

•	You must rely on your own evaluation of the merits of an investment linked to the Reference Rate and the Reference Index.

•	In seeking to provide you with what we believe to be commercially reasonable terms for the notes, we have considered the costs of developing, hedging, and distributing the notes.

•	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

•	A trading market is not expected to develop for the notes. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is not obligated to make a market for, or to repurchase, the notes.

•	Your return is linked to the performance of both the Reference Rate and the Reference Index, and a change in the level of one of them may not correlate with a change in the level of the other.

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Standard & Poor’s Financial Services LLC (“S&P” or the “Index Sponsor”) may adjust the Reference Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests.

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You will have no rights as a holder of any of the securities represented by the Reference Index, you will have no rights to receive any of these securities, and you will not be entitled to dividends or other distributions by the issuers of these securities.

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While we or our affiliates may from time to time own shares of companies included in the Reference Index, except to the extent that our common stock is included in the Reference Index, we do not control any company included in the Reference Index, and are not responsible for any disclosure made by any other company.

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If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than the principal amount.

•	Purchases and sales by us and our affiliates of securities included in the Reference Index may affect your return.

•	Our trading and hedging activities may create conflicts of interest with you.

•	Our hedging activities may affect your return on the notes and their market value.

•	Our business activities relating to the companies represented by the Reference Index may create conflicts of interest with you.

•	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

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You should consider the tax consequences of investing in the notes. See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-27 of the accompanying product supplement RANGE-1.

SUPPLEMENT TO THE PLAN OF DISTRIBUTION—CONFLICTS OF INTEREST

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121. The notes will be offered at varying public offering prices related to prevailing market prices.

MLPF&S will sell the notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the public offering price. Each of those broker-dealers may sell the notes to one or more additional broker-dealers. MLPF&S has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the notes at the same discount.

We expect that settlement of the notes will occur on or about August [24], 2011.

MLPF&S may use this pricing supplement, and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, it is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

In addition, in the ordinary course of their business activities, MLPF&S and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. MLPF&S or its affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, MLPF&S and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. MLPF&S may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

6-MONTH U.S. DOLLAR LIBOR

The Reference Rate is the 6-Month London Inter-Bank Offered Rate that appears on Reuters page LIBOR01 as of 11:00 A.M., London time, on the applicable Market Measure Business Day.

The following table sets forth, in percentage terms, the month-end levels of the Reference Rate obtained from Bloomberg L.P. for the period from January 2006 through July 2011.

	2006	2007	2008	2009	2010	2011
January	4.81000%	5.40000%	3.04125%	1.66000%	0.38438%	0.45381%
February	4.99000%	5.33000%	2.93125%	1.80313%	0.38688%	0.46400%
March	5.14000%	5.32969%	2.61438%	1.73563%	0.44438%	0.45950%
April	5.22000%	5.36000%	2.96500%	1.56500%	0.53063%	0.43050%
May	5.33000%	5.38475%	2.91063%	1.24000%	0.75188%	0.40313%
June	5.58938%	5.38625%	3.10875%	1.11125%	0.75250%	0.39775%
July	5.51000%	5.32688%	3.08375%	0.92500%	0.66781%	0.43025%
August	5.43125%	5.53500%	3.11750%	0.75500%	0.49669%
September	5.37000%	5.13250%	3.98125%	0.62875%	0.46250%
October	5.38750%	4.80625%	3.12125%	0.56438%	0.44844%
November	5.34688%	4.91000%	2.59125%	0.48813%	0.46100%
December	5.37000%	4.59625%	1.75000%	0.42969%	0.45594%

The following graph sets forth the monthly historical performance of the Reference Rate in the period from January 2006 through July 2011. The dotted line represents 6.50%, the upper limit of the Reference Rate Range. On August 4, 2011, the Reference Rate was 0.44056%.

The historical data on the Reference Rate presented above is not necessarily indicative of the future performance of the Reference Rate or what the value of the notes may be. The historical data sets forth only month-end levels of the Reference Rate. After the first year of their term, interest accruing on the notes is determined in reference to daily levels of the Reference Rate. Any month-end trend in the level of the Reference Rate is not necessarily indicative of the intra-month trends. Furthermore, any historical upward or downward trend in the level of the Reference Rate during any period set forth above is not an indication that the level of the Reference Rate is more or less likely to increase or decrease at any time over the term of the notes.

S&P 500® INDEX

All disclosures contained in this pricing supplement regarding the Reference Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Reference Index. The consequences of the Index Sponsor discontinuing publication of the Reference Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page S-24 of product supplement RANGE-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Reference Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®”, and “S&P®” are trademarks of S&P and have been licensed for use in this offering by our subsidiary, MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes.

The Reference Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Reference Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 29, 2011, 403 companies included in the Reference Index traded on the New York Stock Exchange, and 97 companies included in the Reference Index traded on The NASDAQ Stock Market. On July 29, 2011, the average market capitalization of the companies included in the Reference Index was $23.60 billion. As of that date, the largest component of the Reference Index had a market capitalization of $393.05 billion, and the smallest component of the Reference Index had a market capitalization of $1.34 billion.

S&P chooses companies for inclusion in the Reference Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the Reference Index, with the approximate percentage of the market capitalization of the Reference Index included in each group as of July 29, 2011 indicated in parentheses: Consumer Discretionary (10.66%); Consumer Staples (10.66%); Energy (12.99%); Financials (14.86%); Health Care (11.46%); Industrials (10.66%); Information Technology (18.74%); Materials (3.61%); Telecommunication Services (2.94%); and Utilities (3.41%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Reference Index to achieve the objectives stated above.

S&P calculates the Reference Index by reference to the prices of the constituent stocks of the Reference Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the Reference Index constituent stocks and received the dividends paid on those stocks.

Computation of the Reference Index

While S&P currently employs the following methodology to calculate the Reference Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the interest rate applicable to any quarterly interest period.

Historically, the market value of any component stock of the Reference Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Reference Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Reference Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Reference Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Reference Index.

Under float adjustment, the share counts used in calculating the Reference Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the Reference Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted Reference Index is then calculated by multiplying, for each stock in the Reference Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights. The Reference Index is calculated using a base-weighted aggregate methodology. The level of the Reference Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Reference Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Reference Index, it serves as a link to the original base period level of the Reference Index. The index divisor keeps the Reference Index comparable over time and is the manipulation point for all adjustments to the Reference Index, which is index maintenance.

Reference Index Maintenance

Reference Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Reference Index, and do not require index divisor adjustments.

To prevent the level of the Reference Index from changing due to corporate actions, corporate actions which affect the total market value of the Reference Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Reference Index remains constant and does not reflect the corporate actions of individual companies in the Reference Index. Index divisor adjustments are made after the close of trading and after the calculation of the Reference Index closing level.

Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5% due to a company’s acquisition of another company in the Reference Index are made as soon as reasonably possible. All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

The following table sets forth, in percentage terms, the month-end closing levels of the Reference Index obtained from Bloomberg L.P. for the period from January 2006 through July 2011.

	2006	2007	2008	2009	2010	2011
January	1,280.08	1,438.24	1,378.55	825.88	1,073.87	1,286.12
February	1,280.66	1,406.82	1,330.63	735.09	1,104.49	1,327.22
March	1,294.83	1,420.86	1,322.70	797.87	1,169.43	1,325.83
April	1,310.61	1,482.37	1,385.59	872.81	1,186.69	1,363.61
May	1,270.09	1,530.62	1,400.38	919.14	1,089.41	1,345.20
June	1,270.20	1,503.35	1,280.00	919.32	1,030.71	1,320.64
July	1,276.66	1,455.27	1,267.38	987.48	1,101.60	1,292.28
August	1,303.82	1,473.99	1,282.83	1,020.62	1,049.33
September	1,335.85	1,526.75	1,166.36	1,057.08	1,141.20
October	1,377.94	1,549.38	968.75	1,036.19	1,183.26
November	1,400.63	1,481.14	896.24	1,095.63	1,180.55
December	1,418.30	1,468.36	903.25	1,115.10	1,257.64

The following graph sets forth the monthly historical performance of the closing level of the Reference Index in the period from January 2006 through July 2011. The dotted line represents 950.00, the Reference Index Strike Level. On August 4, 2011, the closing level of the Reference Index was 1,200.07.

The historical data on the Reference Index presented above is not necessarily indicative of the future performance of the Reference Index or what the value of the notes may be. The historical data sets forth only month-end closing levels of the Reference Index. After the first year of their term, interest accruing on the notes is determined in reference to daily closing levels of the Reference Index. Any month-end trend in the level of the Reference Index is not necessarily indicative of the intra-month trends. Furthermore, any historical upward or downward trend in the level of the Reference Index during any period set forth above is not an indication that the level of the Reference Index is more or less likely to increase or decrease at any time over the term of the notes.

The following graph sets forth the monthly historical performance of the Reference Rate (in blue) and the monthly historical performance of the closing level of the Reference Index (in red) in the period from January 2006 through July 2011. The dotted blue line represents 6.50%, the upper limit of the Reference Rate Range and the dotted red line represents the Reference Index Strike Level of 950.00.

The historical data on the Reference Rate and the Reference Index presented above is not necessarily indicative of the future performance of the Reference Rate or the Reference Index, or what the value of the notes may be. The historical data sets forth only month-end levels of the Reference Rate and the Reference Index. After the first year of their term, interest accruing on the notes is determined in reference to daily levels of the Reference Rate and the Reference Index. Any month-end trend in the levels of the Reference Rate and the Reference Index is not necessarily indicative of the intra-month trends. Furthermore, any historical upward or downward trend in the levels of the Reference Rate or the Reference Index during any period set forth above is not an indication that the levels of the Reference Rate or the Reference Index are more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Reference Rate and the Reference Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Reference Rate, the Reference Index, and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Reference Index in connection with this offering. The license agreement provides that the following language must be stated in this pricing supplement:

“The notes are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Reference Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Reference Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, or the notes. S&P has no obligation to take the needs of MLPF&S, our needs or the needs of the holders of the notes into consideration in determining, composing, or calculating the Reference Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE REFERENCE INDEX OR ANY DATA INCLUDED IN THE REFERENCE INDEX. S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS IN THE REFERENCE INDEX. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE REFERENCE INDEX OR ANY DATA INCLUDED IN THE REFERENCE INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS PRICING SUPPLEMENT OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE REFERENCE INDEX OR ANY DATA INCLUDED IN THE REFERENCE INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY

LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

CERTAIN U.S. FEDERAL INCOME TAXATION CONSIDERATIONS

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-27 of the accompanying product supplement RANGE-1, which you should carefully review prior to investing in the notes. For purposes of that discussion, and subject to the discussion below in the third paragraph of this section, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement RANGE-1.

Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Upon the sale or exchange of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale or exchange (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Gain or loss realized on the sale or exchange of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Notwithstanding the above, depending on market conditions in effect on the pricing date, we may instead treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” If the notes were so treated, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” that we will establish for determining interest accruals and adjustments with respect to a note. Upon a sale, exchange, or redemption of a note prior to maturity, a U.S. Holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the notes, and the balance as capital loss. Please see the discussion under the section entitled “U.S. Federal Income Tax Summary – U.S. Holders—Income Tax Considerations – Contingent Payment Debt Instruments” beginning on page S-29 of the of the accompanying product supplement RANGE-1.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-27 of the accompanying product supplement RANGE-1.

ADDITIONAL TERMS

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this pricing supplement. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement RANGE-1 dated August 27, 2010:

http://www.sec.gov/Archives/edgar/data/70858/000119312510199455/d424b5.htm

•	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm